Exhibit 10(x)

McCORMICK & COMPANY, INCORPORATED
2013 OMNIBUS INCENTIVE PLAN
TERMS OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
The following terms and conditions apply to non-qualified stock options granted under the 2013 Omnibus Incentive Plan by McCORMICK & COMPANY, INCORPORATED, a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced by encouraging its directors to become owners of common stock of the Company (“Stock”); and
WHEREAS, the Board approved and adopted the Company’s 2013 Omnibus Incentive Plan (the “Plan”) on November 27, 2012, effective December 1, 2012, subject to the approval of the Company’s stockholders; and
WHEREAS, the Company’s stockholders approved the Plan on April 3, 2013; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to the members of the Board (each a “Director”) to acquire shares of Stock; and
WHEREAS, the Board has authorized and approved the grant of an option to each non-employee member of the Board pursuant to the Plan, this Award Agreement and the terms described on the Screen (defined below);
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the terms of this Award and this Award Agreement consist of the following:
1.Grant of Options. Details of the Director’s non-qualified stock option, including the grant date, number of shares, award price, and vesting schedule, are described on the screen captioned “Grants & Awards” in the Computershare website (the “Screen”). On the grant date specified on the Screen, the Company granted a non-qualified stock option to the Director to purchase the number of shares of the Company’s Stock identified as “Options Granted” at the price per share specified under “Award Price” (this “Award” or this “option”). In order to exercise this option, the Director may (i) make a cash payment, (ii) surrender shares of Stock owned by the Director and having a market value equal to the Award Price and related taxes for the number of shares to be purchased pursuant to the exercise of all or part of this option, or (iii) authorize the Company to withhold a sufficient number of shares of Stock underlying this option, based on the market value of such shares on the date of exercise, to pay the Award Price and related taxes and to issue the remaining number of such shares to the Director (“net withholding exercise”). The option granted hereunder shall be exercisable, except as otherwise provided herein, in accordance with the vesting schedule provided on the Screen until this option expires on the date provided on the Screen (the “Expiration Date”).
2.    Restrictions on Transfer of Options.
(a)Except as hereinafter provided, this option is not transferable by the Director and is exercisable during the Director’s lifetime only by the Director. This option may be transferred by the Director pursuant to a will or as otherwise permitted by the laws of descent and distribution. In addition, a Director may transfer all or any part of this option, “not for value” (as such phrase is defined in the Plan), to any Family Member (as such term is defined in the Plan).
(b)    Except as otherwise herein provided, the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of said option or of any right or privilege conferred hereby contrary to the provisions hereof or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately become null and void.
3.    Vesting of Options.
(a)    Subject to the provisions of Sections 3(b) and 3(c) below, all rights to exercise this option shall terminate thirty (30) days after the Director ceases to serve as a member of the Board.
(b)    If the Director ceases to serve as a member of the Board on account of death or total and permanent disability, any unvested portion of this option shall immediately become vested and the Director (or in the event of the Director’s death, the Director’s personal representative) may exercise this option, in full or in part, until the earlier of the Expiration Date or the fifth anniversary of the date the Director ceases serving on the Board, regardless of the restrictions that might otherwise apply with respect to the Options Granted.

For purposes of this Award Agreement, the Director shall be considered “totally and permanently disabled” if (i) the Director is unable, as a result of demonstrable illness (including mental illness), injury or disease, to engage in any occupation or perform any work for remuneration or profit for which the Director is reasonably qualified and (ii) the illness, injury or disease is expected to be permanent.
(c)    If the Director ceases to serve as a member of the Board on account of not being renominated to the Board after age 72, in accordance with the Corporate Governance Guidelines, the Director may exercise this option if the shares have become vested as of the Director’s last day of Board service under the Vesting Schedule described in Section 1 until the earlier of the Expiration Date or the fifth anniversary of the date of retirement, regardless of the restrictions that might otherwise apply with respect to the Options Granted.
(d)    In no event may this option, or any outstanding Options Granted and outstanding options previously granted (collectively, the “Outstanding Options”), be exercised after the Expiration Date.
(e)    An exercise of this option with respect to a part of the shares of Stock to which it relates shall not preclude a subsequent exercise as to any remaining part on or before the Expiration Date.
4.    Change in Control. Notwithstanding any provision of this Award Agreement to the contrary, in the event of a Change in Control of the Company (as such term is defined in the Plan), if this option is “in the money,” all conditions and restrictions on the exercise of this option, (other than the restriction set forth in Sections 3(b) and 3(c) hereof), including the limitations contained in Section 1 hereof, shall be waived and this option shall be immediately exercisable on or before the Expiration Date for all of the Options Granted. In addition, the Committee (as such term is defined in the Plan) may take any other action it deems appropriate to ensure the equitable treatment of participants in the event of, or in anticipation of a Change in Control, including but not limited to any one or more of the following: (i) provision for the settlement of this option in exchange for its equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or (ii) such other modification or adjustment to this option as the Committee deems appropriate to maintain and protect the rights and interests of the Director upon or following the Change in Control; provided that the Committee shall not take any action that would cause this option to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee also may accord any Director a right to refuse any acceleration of exercisability, vesting or benefits, in such circumstances as the Committee may approve.
For purposes of this Award Agreement, “in-the-money” means that the per share fair market value of a share of the Company’s common stock (either voting or non-voting, as applicable) immediately before the Change in Control Termination exceeds the exercise price per share of the applicable option.
5.    Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for shares of its capital stock purchased upon the exercise of the option herein granted unless and until the offering and sale of the shares represented thereby may legally be made under the Securities Act of 1933, as amended, and the applicable rules and regulations of the U.S. Securities and Exchange Commission.
6.    Dividend, Voting and Other Rights. The Director shall not have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the option herein granted unless and until such shares have been issued and delivered.
7.    Investment Purpose. The Company may require the Director to agree that any shares of capital stock purchased upon the exercise of this option shall be acquired for investment and not for distribution and that each notice of the exercise of any portion of this option shall be accompanied by a written representation that the shares of capital stock are being acquired in good faith for investment and not for distribution.
8.    Successor. This Award shall be binding upon and inure to the benefit of any successor or successors of the Company.
9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any shares of Stock pursuant to this Award Agreement if the issuance thereof would result in a violation of any law.
10.    Withholding. The Company shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Director, or require the Director to remit to the Company, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, grant or exercise of stock options, payment of shares or cash under this Award Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable. A sufficient number of the shares resulting from the exercise of this option may be retained by the Company to satisfy any tax withholding obligation.
11.    No Right to Continue as Director. Neither the Plan, this Award Agreement, the grant of stock options, payment of shares or cash under this Award Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable, gives the Director any right to continue to be a director of the Company or limits, in any way, the right of the Company to change the Director’s compensation at any time for any reason not specifically prohibited by law.
12.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.    Governing Law and Venue. All disputes arising under or growing out of this option or the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules. If any dispute arises directly or indirectly from the relationship of the parties evidenced by this Award and this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Baltimore County, Maryland, and no other courts, where the grant of this option is made and/or to be performed.

14.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on this option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.    Relation to Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern. The Plan and this Award Agreement shall be administered by the Committee in accordance with the provisions of Article II of the Plan. Except as expressly provided in this Award Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the Screen.
17.    Acceptance of Award. The Director shall be deemed to have accepted this Award unless the Director provides written notice to the Company, within thirty (30) business days following the Grant Date, stating that the Director does not wish to accept the Award. Notices should be directed to Investor Services at investor_services@mccormick.com, or to McCormick & Company, Inc. Attn: Investor Services, 24 Schilling Road, Suite 1, Hunt Valley, Maryland 21031. By accepting this Award Agreement, the Director agrees to be bound by the terms and conditions set forth herein and acknowledges and agrees that:
(a)    The grant of this option and any future options under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of this option, nor any future grant of an option by the Company, shall be deemed to create any obligation to grant any other options, whether or not such a reservation is explicitly stated at the time of any such grant. The Board has the right, at any time, to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action by the Board shall adversely affect the Director’s rights hereunder without the consent in writing of the Director or a beneficiary who has become entitled to this option.
(b)    Neither the Company nor any member of the Board or of the Committee shall have any liability of any kind to the Director for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this option; or for the failure of this option to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.
(c)    The Director has reviewed the Plan, this Award Agreement, and the Screen in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement, and fully understands all provisions of the Plan, this Award Agreement, and the Screen.

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